Exhibit 99.1

ACE*COMM REPORTS IT EXPECTS TO BE DELISTED FROM NASDAQ

Company Anticipates Move to Over-the-Counter Bulletin Board

Gaithersburg, MD – September 14, 2007 – ACE*COMM Corporation (NASDAQ: ACEC) today reported that the Company did not appeal the NASDAQ Stock Market’s determination to delist the Company’s stock from the NASDAQ Capital Market. Accordingly, the company expects its common stock to cease trading on the NASDAQ Capital Market at the opening of business on September 17, 2007.

ACE*COMM’s common stock will not be immediately eligible to trade on the OTC Bulletin Board but is expected to become eligible for such trading soon. Until such time trading in the common stock will be conducted in the “Pink Sheets.”

Jim Greenwell, ACE*COMM’s CEO said, “Our recent financing is not being treated as meeting the stockholders’ equity requirement set forth by NASDAQ, and to change that transaction at this point would not be favorable for the company and our shareholders. Therefore, we have decided not to appeal NASDAQ’s determination, and will plan to shift over to the bulletin board. Ultimately, the best way for ACE*COMM to enhance shareholder value is to improve our business fundamentals, Our entire organization — management and employees — is committed to building the company’s revenues and return to profitability. We are executing a strategy to achieve profitability in our traditional lines of business while investing in the Patrol® Suite of products. We have a streamlined cost structure and capital to support our strategic and financial objectives.”

About ACE*COMM

ACE*COMM is a global provider of advanced operations support systems (OSS) and service delivery solutions for telecommunications service providers and enterprises. ACE*COMM’s advanced OSS solutions are applicable to a range of legacy through next-generation networks that include wired, wireless, voice, data, multimedia and Internet communications networks. Network operators use them for revenue management, cost reduction, improved operational efficiency, acceleration of time-to-market for new services, and more effective customer care. ACE*COMM’s service delivery solutions provide mobile service providers with award-winning, in-demand consumer-oriented services to help them achieve and sustain market share, generate new revenue and position themselves as market innovators.

For more than 20 years, ACE*COMM technology has been effectively deployed for more than 300 customers, spanning more than 4,000 installations in 70 countries worldwide. ACE*COMM-installed products are currently enabling the success of customers and partners such as Alcatel-Lucent, AT&T, Bell Aliant, Cincinnati Bell, Cisco, General Dynamics, IBM, Motorola, Northrop Grumman, Siemens, and VeriSign. Headquartered in Gaithersburg, MD, ACE*COMM has corporate offices in Australia, Canada and the UK. ACE*COMM is an ISO 9001 quality standard compliant company. For more information, visit www.acecomm.com.

Investor Relations Contacts:
Media Relations Contact:	Jody Burfening / Harriet Fried
media@acecomm.com	hfried@lhai.com
+1 301.721.3000	+1 212.838.3777